Exhibit 99.1

Prestige Brands Holdings, Inc. Projects Fiscal 2009 Third Quarter Revenues In Line With Prior Year; EPS Expected To Be Slightly Below Prior Year; Cash Reserves Continue To Build
Q3 Conference Call Scheduled for February 5th

Irvington, NY, January 12, 2009--Prestige Brands Holdings, Inc. (NYSE-PBH) announced today that revenues for the fiscal 2009 third quarter, ended December 31, 2008, are expected to be essentially even with the prior year comparable quarter. These results are largely attributable to a slowing retail environment and trade inventory reductions.

Mark Pettie, Chairman and CEO, commented, “In today’s challenging economic climate, we are generally satisfied that our total revenues are expected to be even with last year. Importantly, most of our focus brands performed better than their respective categories during the quarter, resulting in market share gains for those franchises. Primarily due to the flat revenues and increased advertising investment behind key brands, we anticipate Earnings per Share to be $0.01 to $0.02 below the previous year’s quarter.

It is worthy to note that despite the economic circumstances affecting our revenue growth, the Company continues to generate healthy free cash flow. Our recent decision to enhance our liquidity position by building our cash reserves to approximately $30 million is proceeding as planned with over $27 million on hand at December 31.”

The Company plans to release its fiscal third quarter results on Thursday, February 5, 2009 before the opening of the market, and will host a conference call that same morning at 8:30a.m. EST. The toll free dial-in number is 1-800-638-4817 within North America and 1-617-614-3943 outside North America. The conference passcode is “prestige”. Telephonic replays will be available for two weeks following the completion of the call and can be accessed at 1-888-286-8010 within North America and 1-617-801-6888 outside North America. The passcode is 10641677.

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of the federal securities laws and is intended to qualify for the Safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” generally can be identified by the use of forward-looking terminology such as “assumptions,” “target,” “guidance,” “outlook,” “plans,” “projection,” “may,” “will,” “would,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “potential,” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology. The “forward-looking statements” include, without limitation, statements regarding the outlook for Prestige Brands Holdings' market and the demand for its products, earnings per share, future cash flows from operations, future revenues and margin requirement and expansion, the success of new product introductions, growth in costs and expenses, and the impact of acquisitions, divestitures, restructurings and other unusual items, including Prestige Brands Holdings’ ability to integrate and obtain the anticipated results and synergies from its acquisitions.  These projections and statements are based on management’s estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors. A discussion of factors that could cause results to vary is included in the Company’s Annual Report on Form 10-K and other periodic and other reports filed with the Securities and Exchange Commission.

Contact: Dean Siegal
914-524-6819